Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS Utah Holding Corporation and Subsidiaries Year Ended December 31, 2014 With Report of Independent Auditors

Utah Holding Corporation and Subsidiaries
Index
December 31, 2014

Report of Independent Auditors
Board of Directors of Utah Holdings Corporation.
We have audited the accompanying consolidated financial statements of Utah Holding Corporation and subsidiaries, which comprise the consolidated balance sheet as of December 31, 2014, and the related consolidated income statement, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Utah Holding Corporation and subsidiaries at December 31, 2014, and the consolidated results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst and Young LLP
Philadelphia, Pennsylvania
March 31, 2015

Utah Holding Corporation and Subsidiaries
Consolidated Balance Sheet

December 31,
(in thousands, except share and per share information)	2014

Assets
Current assets
Cash and cash equivalents	$2,888
Accounts receivable	4,822
Inventories, net	157
Prepaid expenses and other current assets	514
Income taxes receivable	64
Deferred taxes, net	727
Total current assets	9,172

Property and equipment, net	172
Goodwill	4,948
Intangible asset, net	581
Other assets	145
Deferred taxes, net	2,959
Total assets	$17,977

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$411
Accrued expenses	1,615
Deferred revenue	1,846
Total current liabilities	3,872
Noncurrent liabilities
Long term capital lease	32
Deferred revenue	470
Total liabilities	4,374

Commitments and contingencies

Stockholders' equity
Common stock; $.01 par value; 1,000 shares authorized;
100 shares issued and outstanding	—
Additional paid-in capital	8,084
Retained earnings	5,561
Accumulated other comprehensive income	(42)
Total stockholders' equity	13,603
Total liabilities and stockholders' equity	$17,977
See accompanying notes.

The accompanying notes are an integral part of these financial statements.

Utah Holding Corporation and Subsidiaries
Consolidated Income Statement and Comprehensive Income

For the year ended
(in thousands)	December 31, 2014

Revenues:
Products	$11,627
Services	10,775
Total revenues	22,402

Cost of revenues:
Products	1,724
Services	2,107
Total cost of revenues	3,831

Gross profit	18,571

Operating expenses:
Research and development	5,348
Selling, general and administrative	7,772
Amortization of intangible asset	53
Income from operations	5,398

Other income (expense), net	(9)
Income before income tax expense	5,389

Income tax expense	1,917
Net income	$3,472

Net income	$3,472
Other comprehensive income (expense)
Foreign currency translation adjustment	(42)
Total other comprehensive income (expense)	(42)
Total comprehensive income	$3,430

See accompanying notes.

The accompanying notes are an integral part of these financial statements.

Utah Holding Corporation and Subsidiaries
Consolidated Statement of Cash Flows

For the year ended
(in thousands)	December 31, 2014

Cash flows from operating activities
Net income	$3,472
Adjustments to reconcile net income to net cash provided
from operating activities:
Amortization of intangible asset	53
Depreciation	110
Bad debt	214
Deferred income taxes	321
Changes in operating assets and liabilities
Accounts receivable	(419)
Inventories	(49)
Prepaid expenses and other current assets	(199)
Accounts payable and accrued expenses	396
Deferred revenue	(309)
Net cash provided from operating activities	3,590

Cash flows from investing activities
Purchases of property and equipment	(75)
Net cash provided from investing activities	(75)

Cash flows from financing activities
Dividend distribution	(6,500)
Payments on capital lease obligation	(5)
Net cash used in financing activities	(6,505)

Effect of exchange rate changes on cash and cash equivalents	(1)

Net increase in cash and cash equivalents	(2,991)
Cash and cash equivalents beginning of year	5,879
Cash and cash equivalents end of year	$2,888

Supplemental disclosures of non-cash investing and financing activities:
Purchase of equipment under capital lease	$55

Supplemental disclosures of cash flow information:
Cash paid during the year for income taxes	$1,632

See accompanying notes.

The accompanying notes are an integral part of these financial statements.

Utah Holding Corporation and Subsidiaries
Consolidated Statement of Stockholders’ Equity

					Accumulated
(in thousands, except shares)	Common Stock		Additional		Other	Total
		Par	Paid-in	Retained	Comprehensive	Stockholders'
	Shares	Amount	Capital	Earnings	Income	Equity

Balance at December 31, 2013	100	—	$14,584	$2,089	$—	$16,673
Dividend distribution			(6,500)			(6,500)
Comprehensive income:
Net income				3,472		3,472
Foreign currency translation					(42)	(42)
Total comprehensive income						3,430
Balance at December 31, 2014	100	—	$8,084	$5,561	$(42)	$13,603

See accompanying notes.

The accompanying notes are an integral part of these financial statements.

Utah Holding Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2014

1.    Description of Business and Merger Transaction
Utah Holding Corporation (“Utah”), a Delaware corporation, together with its subsidiaries (collectively, the “Company”) designs, develops, markets, licenses, and supports network signaling solutions software and hardware for use in the communications industry.

Ulticom, Inc. (“Ulticom”) is wholly owned by Utah Intermediate Holding Corporation (“Intermediate”), which is owned by Utah Holding Corporation which in turn is owned by certain private equity investment funds sponsored by Platinum Equity, LLC (such funds, “Platinum”).

On December 3, 2010 (“Merger Date”), Ulticom became a wholly-owned subsidiary of Intermediate when Utah Merger Corporation, a subsidiary of Intermediate, merged with and into Ulticom (the “Merger”).

2.	Significant Accounting Policies
Principles of Consolidation - The consolidated financial statements include the accounts of Utah and its subsidiaries, each of which is wholly owned. All intercompany balances and transactions have been eliminated.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions, which may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. The Company evaluates these estimates and judgments on an ongoing basis, and the estimates are based on experience, current and expected future conditions, third-party evaluations and various other assumptions that the Company believes are reasonable under the circumstances. The results of estimates form the basis for making judgments about the carrying amounts of assets and liabilities, as well as identifying and assessing the accounting treatment with respect to commitments and contingencies. Actual results may differ from these estimates under different assumptions or conditions.

Revenue and Expense Recognition - Product revenues, which include software license and hardware revenue (typically, interface boards), are generally recognized in the period in which persuasive evidence of a sale or service arrangement exists, the products are delivered and accepted by the customer, the fee is fixed and determinable, and collection is considered probable. When the Company has significant obligations subsequent to shipment, revenues are not recognized until the obligations are fulfilled. Revenues from arrangements that include significant acceptance terms are not recognized until acceptance has occurred. The Company provides its customers with post-contract support services, which generally consist of bug-fixing and telephone access to the Company’s technical personnel for a period that typically lasts twelve months, but may also include the right to receive unspecified product updates, upgrades, and enhancements, when and if available. Generally, revenues from post-contract support services are recognized ratably over the arrangement’s contract period and are included in service revenues. When included in the sale of an initial software license, post-contract support services represent the only significant undelivered element. Revenue relating to post-contract support services included in the initial licensing fee of any of the Company’s multiple-element revenue arrangements is measured based on vendor-specific objective evidence, which is generally the price charged when the element is sold separately.

Deferred revenue consists primarily of post-contract maintenance and support services, for which amounts have been collected from customers pursuant to terms specified in contracts in advance of recognizing the related revenues. All costs associated with amounts recorded to deferred revenue are expensed as incurred.

Utah Holding Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2014

Cost of revenues includes employee salaries and related benefits, material costs, depreciation and amortization, an overhead allocation, as well as other costs associated with revenue-generating activities. Research and development costs include employee salaries and related benefits as well as travel, depreciation of research and development equipment, an overhead allocation, as well as other costs associated with research and development activities. Selling, general and administrative costs include employee salaries and related benefits, travel, depreciation and amortization, marketing and promotional materials, recruiting expenses, professional fees, facilities costs, as well as other costs associated with sales, marketing, finance, and administrative departments.

Expenses incurred in connection with research and development activities and selling, general and administrative expenses are charged to operations as incurred. Shipping and handling fees and expenses that are billed to customers are recognized in revenue and the costs associated with such fees and expenses are recorded in selling, general and administrative expenses. Historically, these fees and expenses have not been material.

Income Taxes - The Company files a consolidated U.S. federal income tax return and its income tax provision consists principally of federal, state and foreign income taxes. Current income tax liabilities and assets are recognized for the estimated taxes payable or refundable for the current income tax period. Deferred income tax assets and liabilities are recognized for the anticipated future tax consequences attributable to the temporary differences that exist between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The portion of any deferred income tax asset for which it is more likely than not that a tax benefit will not be realized is offset by recording a valuation allowance. The future realization of the tax benefit of an existing temporary difference ultimately depends on the generation of future taxable income during the periods in which the temporary difference becomes deductible. In making its assessments regarding the realizability of its deferred tax assets and the need for a valuation allowance, the Company’s management makes judgments and estimates of future taxable income that may be available under the tax law to realize the related tax benefits, including scheduled reversals of existing taxable temporary differences, projected taxable income exclusive of temporary differences and tax planning strategies.

The Company recognizes the impact of an income tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. Measurement of the tax position’s effect on the income tax provision is based on the largest amount of benefit that is greater than 50% likely of being realized upon the ultimate settlement. Differences between the amount of benefits taken or expected to be taken in the Company’s income tax returns and the amount of benefits recognized based on this evaluation and measurement of the related tax positions represent the unrecognized income tax benefit, which is reflected as a liability.

The Company includes interest and penalties related to unrecognized tax benefits in interest expense in the consolidated statement of operations.

Cash and Cash Equivalents - The Company’s cash equivalents consist of highly liquid investments with original maturities of three months or less, when acquired.

Inventories - The Company’s inventories consist of finished goods. Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. The Company reduces inventory for excess and obsolete product, based primarily on future demand forecasts.

Utah Holding Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2014

Property and Equipment - Property and equipment are reported in the consolidated balance sheet at cost less accumulated depreciation. The Company depreciates newly acquired furniture and equipment using the straight-line method of depreciation over the estimated economic life, ranging from three to seven years. Leasehold improvements are amortized over the lesser of the term of the respective lease or the estimated useful lives of the improvements. The cost of repairs and maintenance are expensed as incurred. Significant renewals and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation thereon are removed and any resulting gain or loss is recognized in the consolidated statement of operations.

Intangible Asset – An intangible asset with a finite life is amortized over the estimated periods of benefit using a method identified by the Company’s management that reflects the pattern in which the economic benefits of the intangible asset are consumed. If the periodic economic benefits are not expected to vary significantly during its estimated useful life, the intangible asset is amortized using the straight-line method.

Long-Lived Assets - All long-lived assets used in the Company’s operations are reviewed for impairment, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is assessed based on the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of these cash flows is less than the carrying amount of the asset, an impairment of the asset is presumed to exist. Any impairment loss, if indicated for a long-lived asset, is measured as the amount by which the carrying amount of the long-lived asset exceeds its estimated fair value and is recognized as a reduction in the carrying amount of the asset. When any long-lived asset is retired or disposed of, the cost and accumulated depreciation or amortization thereon is removed and any resulting gain or loss is recognized in the consolidated statement of operations.

Goodwill - Goodwill is the excess of the purchase price paid over the fair value of the net assets of a business acquired in a purchase business combination. Goodwill is not amortized, but rather is reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment exists when the carrying amount of goodwill exceeds its implied fair value and an impairment loss is recognized for this excess.

Fair Value of Financial Instruments - The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other current liabilities approximate fair value due to the short-term nature of those instruments.

Fair Value Measurements - Any measurement of the fair value of an asset or liability is based on the price that would be received to sell the asset or the price to transfer the liability in an orderly transaction between market participants exclusive of any transaction costs, and is determined by either the principal market or the most advantageous market. Valuation techniques used by the Company to determine fair value are dependent upon assumptions that market participants would use in pricing the asset or liability, referred to as inputs to the valuation technique. Inputs generally range from market data from independent sources (i.e., observable inputs) to data based on assumptions about the assumptions market participants would use in pricing the asset developed by the Company based on the best information available in the circumstances (i.e., unobservable inputs). For each asset or liability being valued, the inputs to the valuation technique used to measure fair value are ranked by the Company according to their market price observability as being one of the following levels:

Level 1 – Quoted prices in active markets for identical instruments;

Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

Utah Holding Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2014

Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Concentrations of Credit Risk - Financial instruments, the carrying amounts of which potentially expose the Company to concentration of credit risk, consist primarily of cash and cash equivalents and accounts receivable. The Company believes no significant concentration of credit risk exists with respect to its cash equivalents.

The Company sells its products to customers who are dispersed across many geographic regions and who are principally in the communications industry. Five customers accounted for approximately 80% of gross accounts receivable as of December 31, 2014. The Company’s accounts receivable presented in the consolidated balance sheet is as follows:

December 31,
(in thousands)	2014
Accounts receivable
Accounts receivable, gross contractual amount	$4,822
Accounts receivable	$4,822

The Company analyzes the collectability of accounts receivable each accounting period and adjusts its allowance for doubtful accounts accordingly. A considerable amount of judgment is required in assessing the realization of accounts receivables, including the current creditworthiness of each customer, current and historical collection history and the related aging of past-due balances. The Company evaluates specific accounts when it becomes aware of information indicating that a customer may not be able to meet its financial obligations due to deterioration of its financial condition, lower credit ratings, bankruptcy or other factors affecting the ability to render payment.
Management does not believe that these risk concentrations represent a significant risk of material loss with respect to its consolidated financial position at December 31, 2014.

Foreign Currency Translation - In preparing the consolidated financial statements, Ulticom is required to translate the financial statements of its foreign subsidiaries from their local currencies, which are their functional currencies, into U.S. dollars. Translation gains or losses are recorded in cumulative translation adjustments, which is a separate component of stockholder’s equity under the caption accumulated other comprehensive income. Exchange rate gain or losses resulting from transactions denominated in a currency other than the functional currency of any of the entities are recognized in the consolidated statement of operations.

3.	Inventories
As of December 31, 2014, inventories consisted of the following:

December 31,
(in thousands)	2014

Finished goods	$157
Inventories	$157

Utah Holding Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2014

4.	Property and Equipment, Net
As of December 31, 2014, property and equipment, net consisted of the following:

December 31,
(in thousands)	2014

Equipment	$1,148
Furniture	27
Leasehold improvements	81
1,256
Less: Accumulated depreciation	(1,084)
Property and equipment, net	$172
Depreciation expense was approximately $0.11 million for the year ended December 31, 2014

5.	Goodwill and Intangible Asset
As of December 31, 2014, goodwill and intangible asset balances consisted of the following:

December 31,
(in thousands)	2014

Goodwill	$4,948
Finite-lived intangible asset
Customer relationships	$798
Less: Accumulated amortization	(217)
Intangible asset, net	$581
The recorded amount of goodwill in the Company’s consolidated balance sheet was the result of applying acquisition accounting in the Merger. The Company has engaged an independent valuation review which includes the necessary tests for impairment of goodwill under the requirements of FASB Accounting Standards Codification (“ASC”) Section 350. Based on the review and analysis, goodwill was not impaired at December 31, 2014.
As of December 31, 2014, the estimated aggregate amortization expense for the intangible asset to be recognized for each of the five succeeding years was as follows:

(in thousands)

Years ending December 31,
2015	$53
2016	53
2017	53
2018	53
2019	53
Thereafter	316
Total	$581

Utah Holding Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2014

6.	Accrued Expenses
As of December 31, 2014, accrued expenses consisted of:

December 31,
(in thousands)	2014

Accrued compensation and benefits	$1,395
Accrued professional fees	72
Other accrued expenses	148
Accrued expenses	$1,615

7.	Capital Structure
As of December 31, 2014, Utah Holding Corporation’s capital structure consisted of 100 shares of common stock, all of which are held by certain private equity investment funds sponsored by Platinum Equity, LLC (such funds, “Platinum”).

8.	Income Taxes
The Company’s income tax expense consisted of the following:

For the year ended
(in thousands)	December 31, 2014

Current income tax expense
Domestic	$1,301
Foreign	295
Total	1,596
Deferred income tax expense
Domestic	321
Foreign	—
Total	321

Income tax expense	$1,917

The Company’s income (loss) before income tax expense was as follows:

For the year ended
(in thousands)	December 31, 2014

United States	$6,450
Foreign	(1,061)
Income before income tax expense	$5,389

Utah Holding Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2014

As of December 31, 2014, the Company’s net deferred income tax asset consisted of the following amounts of deferred tax assets and liabilities:

December 31,
(in thousands)	2014

Deferred income tax assets
Accrued compensation-related expenses	$97
Reserves, deferrals and other accrued expenses	458
Depreciation	137
Inventories	43
Net operating losses and tax credits	3,363
4,098
Valuation allowance	(199)
Total deferred income tax assets	3,899
Deferred income tax liabilities
Amortization of intangible assets	212
Total deferred income tax liabilities	212
Net deferred income tax asset	$3,687

As of December 31, 2014, the Company had federal net operating loss and alternative minimum tax credit of approximately $2.7 million and $2.0 million respectively, foreign tax credit carryforward of approximately $300 thousand, and state net operating loss carryforwards that totaled approximately $4.3 million. The federal net operating loss, foreign tax credit and state net operating loss carryforward periods begin to expire in 2029, 2023 and 2023, respectively. The alternative minimum tax credit can be carried forward indefinitely. Utilization of net operating loss and tax credit carryforwards to offset future taxable income in any one year may be limited upon the occurrence of certain substantial changes in ownership of the Company, as statutorily defined.
The Company provides for no valuation allowance against all of its deferred income tax assets, except foreign tax credit carryforwards (net of the tax effect of the deduction), as management determined it more likely than not that the benefits attributable to such deferred tax assets will be realized in future tax periods. In the year ended December 31, 2014, the valuation allowance decreased by $0.9 million.  The decrease in valuation allowance resulted from amended returns that were filed reducing foreign tax credit carry forwards.  Since the foreign tax credit was reduced, the corresponding valuation allowance also decreased.

As of December 31, 2014, Ulticom’s foreign subsidiaries had no undistributed earnings. Accordingly, no income tax expense related to undistributed earnings has been provided.
Income tax expense for the year ended December 31, 2014 was different from the amount computed by applying the U.S. federal income tax rate of 34% due to the following items: permanent items, the impact of foreign withholding taxes, the impact of amended tax returns to deduct foreign taxes offset by the change in valuation allowance, and state taxes.

Utah Holding Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2014

As of December 31, 2014, tax years beginning with tax year 2010 remained open and subject to examination by the Internal Revenue Service and by the taxing jurisdictions in the countries in which Ulticom’s subsidiaries operated. As of December 31, 2014, tax years beginning with tax year 2009 remained open and subject to examination by state taxing jurisdictions. The Company’s tax returns remained open for longer than the 3 and 4 year federal and state statutes due to the carryforward of net operating losses.
As of December 31, 2014, the Company recorded $0.03 million liability for unrecognized income tax benefits associated with uncertain tax positions.  The Company does not expect any significant changes in its liability for unrecognized income tax benefits during the next 12 months.  Interest and penalty is included in the liability and is immaterial to the financial statements.  The entire amount less interest and penalties would impact the effective rate if recognized.

9.	Commitments and Contingencies
Operating Leases
The Company leases office space under non-cancelable operating leases. Rent expense approximated $0.6 million for the period ended December 31, 2014. As of December 31, 2014, annual future minimum lease payments for all significant non-cancelable operating leases were as follows:

(in thousands)

Years ending December 31,
2015	$464
2016	367
2017	96
2018	—
2019	—
Thereafter	—
Total future operating lease payments	$927

Capital Leases
On June 3, 2014, the Company entered into a 36 month capital lease for a storage area network device including implementation services totaling $55,000. As of December 31, 2014, the current and long term balances were approximately $18,000 and $32,000, respectively, including accumulated depreciation of $9,000. Future minimum lease payments for 2015, 2016 and 2017 are $21,000, $21,000, and $15,000 for a total of $57,000.

Purchase Obligations
As of December 31, 2014, the Company had no significant commitments under purchase agreements with suppliers.

In the normal course of business, the Company enters into contracts that contain a variety of representations and warranties and which provide general indemnifications. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, based on experience, the Company expects the risk of loss to be minimal.

Utah Holding Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2014

10.	Employee Retirement Plans
As of December 31, 2014, the Company was committed to make defined contributions for employee pensions on behalf of substantially all of its U.S. employees and certain foreign employees. The expense recorded for the Company portions of these contributions was approximately $0.2 million for the year ended December 31, 2014.

11.	Related Party Transactions
In 2010, Utah Holding Corporation entered into a Corporate Advisory Services Agreement with Platinum Equity Advisors, LLC (“Advisors”), an affiliate of Platinum, pursuant to which Advisors provides management services to Utah and its subsidiaries, which includes the Company, for a fee of up to $5 million per year, plus expenses. These fees for 2014 totaled $0.5 million and are included in selling, general and administrative expenses in the consolidated statement of operations.

12.	Subsequent Events
The Company has evaluated events and transactions for potential recognition or disclosure through March 31, 2015, which was the date the financial statements were available to be issued.

On January 16, 2015, Utah was acquired by Mavenir Systems, Inc. (“Mavenir”) pursuant to an Agreement and Plan of Merger, dated as of January 12, 2015. Under the terms of the Agreement and Plan of Merger, Mavenir paid $20.0 million in cash, subject to certain closing adjustments, for all outstanding shares of Utah. Subsequent to December 31, 2014 and prior to the date of acquisition of the Company by Mavenir, the Company made cash distributions of $3.6 million to Platinum.

On February 28, 2015, Mavenir entered into a definitive merger agreement in which Mitel Networks Corporation (“Mitel”) will acquire all the outstanding shares of Mavenir’s common stock in a cash and stock deal valued at approximately $560.0 million (based on the closing price of Mitel shares on February 27, 2015).  The merger is expected to close in the second quarter of 2015.